Exhibit 5.1

From :	Bernie Lee	DID :	+65 6890 7188
bernie.lee@agasia.law		Fax :	+65 6631 7965

Our reference:	BLEE/1024007390	21 August 2024
Your reference:

Flex Ltd.
2 Changi South Lane
Singapore 486123

Dear Sirs

Flex Ltd.
US$500,000,000 5.250% Notes due 2032

1.	We have acted as legal advisers in Singapore to Flex Ltd. (the “Company”) in connection with the filing by the Company of the Registration Statement (as defined in Schedule 1 to this opinion), including the Prospectus (as defined in Schedule 1 to this opinion), under the U.S. Securities Act of 1933, as amended (the “Act”), relating to the offering by the Company of US$500,000,000 in aggregate principal amount of 5.250% Notes due 2032 (the “Notes”) as described in the Prospectus.

2.	For the purpose of rendering this opinion, we have examined (i) the documents listed and, where appropriate, defined in Schedule 1 to this opinion and (ii) such other documents as we have considered necessary or desirable to examine in order that we may render this opinion.

Save as expressly provided in paragraph 5 of this opinion, we express no opinion whatsoever with respect to any agreement or document described in paragraph 2 of this opinion.

3.	We have assumed:

(i)	that the Indenture (as defined in Schedule 1 to this opinion) is within the capacity and powers of, and has been validly authorised by, each party thereto (other than the Company) and has been validly executed and delivered by and on behalf of each party thereto and that the Notes have been validly executed, issued and delivered by or on behalf of each party thereto in accordance with all relevant laws, including, in the case of each party that is a corporate entity, the laws of that party’s jurisdiction of incorporation and its constitutional documents;

Allen & Gledhill LLP

One Marina Boulevard #28-00 Singapore 018989

Tel: +65 6890 7188 | Fax: +65 6327 3800

allenandgledhill.com

Allen & Gledhill LLP (UEN/Registration No. T07LL0925F) is registered in Singapore under the Limited Liability Partnerships Act 2005 with limited liability. A list of the Partners and their professional qualifications may be inspected at the address specified above.

(ii)	that each party to the Indenture (other than the Company) has obtained all necessary consents and authorisations, and is otherwise qualified or empowered, to enter into and perform its obligations under the Indenture;

(iii)	the genuineness of all signatures (including electronic signatures) on all documents and the completeness, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the completeness, and the conformity to original documents, of all copies or other specimen documents submitted to us and the authenticity of the originals of such latter documents;

(iv)	that the copies of the Constitution of the Company, its Certificate Confirming Incorporation of Company, its Certificate of Incorporation of Private Company, its Certificate of Incorporation on Conversion to a Public Company and its Certificate of Incorporation on Change of Name of Company submitted to us for examination are true, complete and up-to-date copies;

(v)	that the copies of each of the documents (including the Resolutions (as defined in Schedule 1 to this opinion)) submitted to us for examination are true, complete and up-to-date copies and have not been modified, supplemented or superseded;

(vi)	that where a document has been submitted to us in draft form, it will be executed in the form of that draft;

(vii)	that (a) none of the parties to the Indenture or the Notes nor any of their respective officers or employees has notice of any matter which would adversely affect the validity or regularity of the Resolutions, and (b) the Resolutions have not been rescinded or modified and remain in full force and effect and that no other resolution or other action has been taken which may affect the validity of the Resolutions;

(viii)	(a) that the information disclosed by the electronic searches made on 20 August 2024 (the “ACRA Searches”) of the electronic records of the Accounting and Corporate Regulatory Authority of Singapore (“ACRA”) against the Company is true and complete, (b) that such information has not since then been materially altered, and (c) that the ACRA Searches did not fail to disclose any material information which has been delivered for filing but did not appear on the public file at the time of the ACRA Searches;

(ix)	(a) that the information disclosed by the searches of the Appeal Cases, Admiralty, Civil Cases, Enforcement and Insolvency (including Judicial Management) modules made on 20 August 2024 in respect of the years 2022, 2023 and 2024 on the Cause Book Search of the Singapore Judiciary’s Integrated Electronic Litigation System against the Company (the “Court Searches”) is true and complete, (b) that such information has not since then been materially altered, and (c) that the Court Searches did not fail to disclose any material information which has been delivered for filing but was not disclosed at the time of the Court Searches;

(x)	that the Notes will be duly issued, executed, delivered, offered and sold in accordance with the terms of the Indenture and, in particular, (where Section 309B of the Securities and Futures Act 2001 of Singapore (“SFA”) applies) Section 309B of the SFA has been and will be complied with in all respects;

(xi)	that each of the Indenture and the Notes constitutes legal, valid, binding and enforceable obligations of the parties thereto for all purposes under the laws of all jurisdictions other than the Republic of Singapore and in particular, that the Indenture constitutes the legal, valid, binding and enforceable obligations of the parties thereto for all purposes under the laws of the State of New York by which the Indenture is stipulated to be governed;

(xii)	that there are no provisions in the laws of any jurisdiction (other than the laws of the Republic of Singapore) which may be contravened by the execution or delivery of the Indenture or the offering, issue, sale and delivery of the Notes and that, insofar as any obligation expressed to be incurred or performed under the Indenture or the Notes falls to be performed in or is otherwise subject to the laws of any jurisdiction other than the Republic of Singapore, its performance will not be illegal by virtue of the laws of that jurisdiction and all such laws have been or will be complied with;

(xiii)	that the choice of the laws of the State of New York as the governing law of the Indenture and the Notes has been made in good faith and will be regarded as a valid and binding selection which will be upheld in the courts of such jurisdiction as a matter of the laws of such jurisdiction and all other relevant laws (other than the laws of the Republic of Singapore);

(xiv)	that the Indenture and the Notes have the same meaning and effect under the laws of the State of New York as it would have if it were interpreted under the laws of the Republic of Singapore by a court in the Republic of Singapore;

(xv)	that all consents, approvals, authorisations, licences, exemptions or orders required from any governmental or other regulatory authority, body or agency outside the Republic of Singapore (including in Bermuda) and all other requirements outside the Republic of Singapore (including in Bermuda) for the legality, validity and enforceability of each of the Indenture and the Notes and the offering, issue, sale or delivery of the Notes have been or will be duly obtained or fulfilled and are and will remain in full force and effect and that any conditions to which they are subject have been or will be satisfied;

(xvi)	that all forms, returns, documents, instruments, exemptions or orders required to be lodged, filed, notified, advertised, recorded, registered or renewed with any governmental or other regulatory authority, body or agency outside the Republic of Singapore (including in Bermuda), at any time prior to, on or subsequent to the issue of the Notes, for the legality, validity and enforceability of each of the Indenture and the Notes and the offering, issue, sale and delivery of the Notes, have been or will be duly lodged, filed, notified, advertised, recorded, registered or renewed and that any conditions in relation to such lodgement, filing, notification, advertisement, recording, registration or renewal have been or will be satisfied;

(xvii)	that no party to the Indenture is, or will be, engaging in misleading or unconscionable conduct or seeking to conduct any relevant transaction or any associated activity in a manner or for a purpose not evident on the face of the Indenture which might render any of the Indenture or the Notes or any relevant transaction or associated activity illegal, void or voidable;

(xviii)	that apart from what appears in the Indenture and the Notes, there are no dealings between the parties to the Indenture that affect any of the Indenture or the Notes;

(xix)	there are no provisions of the laws of any jurisdiction outside the Republic of Singapore which would have any implication for the opinions we express and, insofar as the laws of any jurisdiction outside the Republic of Singapore may be relevant, such laws have been or will be complied with;

(xx)	that save as disclosed in the Board Resolutions, no director of the Company has an interest in the transactions contemplated by the Indenture;

(xxi)	that in exercising the respective power of each party to the Indenture to enter into the Indenture, undertake and perform the obligations expressed to be undertaken and performed by it under the Indenture and (in the case of the Company) issue and deliver the Notes and undertake and perform the obligations expressed to be undertaken and performed by it under the Notes, each party (and in the case where the party is a corporation, the directors, officers or other authorised representatives, as applicable, of such party) to the Indenture is and will be acting in good faith and in furtherance of the respective substantive objects and for the legitimate purpose of each of the parties to the Indenture, and that the entry into the Indenture by each of the parties thereto and (in the case of the Company) the issue and delivery of the Notes may reasonably be considered to have been in the interests, and for the commercial benefit, of each of the parties to the Indenture and the Company, respectively;

(xxii)	that the execution and delivery by each of the parties to the Indenture and the performance of their respective obligations under the Indenture, will not contravene any agreement or instrument binding upon them or their assets;

(xxiii)	the correctness of all facts (other than those stated in paragraph 5 below) stated in all documents submitted to us, including the Indenture and the Prospectus;

(xxiv)	that the Company has not, at the time of entry into the transactions contemplated by the Indenture, (a) entered into or initiated any process for any arrangement or compromise (including scheme of arrangement or compromise), nor does it have any intention to propose any arrangement or compromise, (b) initiated any corporate voluntary arrangements or entered into any composition agreement with its creditors, (c) been declared unable to pay its debts and liabilities (including contingent and prospective liabilities) or is otherwise insolvent, (d) commenced or been the subject of any winding-up procedure whatsoever, (e) requested or been subject to the appointment of, or any application being made or resolution being passed for the appointment of, any receiver (including a receiver and manager), trustee, judicial manager, liquidator, sequestrator, administrative receiver, administrator or similar officer (including any interim or provisional officer), (f) been in a position where it is unable to pay its debts and liabilities (including contingent and prospective liabilities) or is otherwise insolvent or has become unable to pay its debts and liabilities (including contingent and prospective liabilities) or been in a position where its assets are less than its liabilities (including contingent and prospective liabilities) or is otherwise insolvent by reason or as a result of the entering into or completion of the transactions contemplated by the Indenture, or (g) been subject to any event similar to any of the above under the laws of any jurisdiction; and

(xxv)	that interest and other amounts payable under the Notes are not deemed to be derived from the Republic of Singapore under Section 12(6) of the Income Tax Act 1947 of Singapore (“ITA”)[1].

4.	The ACRA Searches and the Court Searches revealed no application for or order or resolution for the winding-up of the Company and no notice of appointment of a receiver or judicial manager for the Company. Notice of a winding-up order made or resolution passed or a receiver or judicial manager appointed may not be filed at the ACRA immediately.

5.	Based upon and subject to the foregoing, and subject to the qualifications set forth below and any matters not disclosed to us, we are of the opinion that:

(i)	the Company has been duly incorporated and is validly existing as a company under the laws of the Republic of Singapore;

(ii)	the Company has the corporate power and capacity to execute and deliver the Sixth Supplemental Indenture (as defined in Schedule 1 to this opinion) and the Notes and to perform its obligations thereunder; and

(iii)	the consummation of the transactions contemplated in the Sixth Supplemental Indenture and the issue and offering of the Notes have been, in the case of transactions to which the Company is a party, duly authorised by the Company.

6.	This opinion relates only to the laws of general application of the Republic of Singapore as published at the date hereof and as currently applied by the courts of the Republic of Singapore, and is given on the basis that it will be governed by and construed in accordance with the laws of the Republic of Singapore. We have made no investigation of, and do not express or imply any views on, the laws of any country other than the Republic of Singapore. In particular, we have made no investigation of the laws of the State of New York or the laws of Bermuda as a basis for this opinion and do not express or imply any views on such laws. In respect of the Indenture, the Notes and the Registration Statement, we have assumed due compliance with all matters concerning United States federal and New York laws, the laws of Bermuda and the laws of all other relevant jurisdictions other than the Republic of Singapore.

1 Section 12(6) of the ITA states that there is deemed to be derived from Singapore:

(a)	any interest, commission, fee or any other payment in connection with any loan or indebtedness or with any arrangement, management, guarantee, or service relating to any loan or indebtedness which is –
(i)	borne, directly or indirectly, by a person resident in Singapore or a permanent establishment in Singapore (except in respect of any business carried on outside Singapore through a permanent establishment outside Singapore or any immovable property situated outside Singapore); or
(ii)	deductible against any income accruing in or derived from Singapore; or
(b)	any income derived from loans where the funds provided by such loans are brought into or used in Singapore.

7.	The term “enforceable” as used above means that the obligations assumed or to be assumed by the Company under each of the Indenture and the Notes are of a type which the courts of the Republic of Singapore enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

(i)	enforcement may be limited by prescription or lapse of time, bankruptcy, insolvency, liquidation, reorganisation, reconstruction or similar laws generally relating to or affecting creditors’ rights;

(ii)	enforcement may be limited by general principles of equity – for example, equitable remedies may not be available where damages are considered to be an adequate remedy. Without limitation to the foregoing, as an example, the power of the courts of the Republic of Singapore to grant equitable remedies such as injunction and specific performance is discretionary and accordingly a court of the Republic of Singapore may make an award of compensation where an equitable remedy is sought;

(iii)	claims may become barred under the Limitation Act 1959 of Singapore or may be or become subject to defences of set-off or counterclaim;

(iv)	where any obligations of any person are to be performed or observed or are based on a matter arising in any jurisdiction outside the Republic of Singapore or a person’s obligations are subject to the laws of a jurisdiction outside the Republic of Singapore, such obligations may not be enforceable under the laws of the Republic of Singapore to the extent that performance thereof would be illegal or contrary to public policy under the laws of such other jurisdiction; and

(v)	enforcement of obligations may be invalidated by reason of fraud.

8.	In addition, this opinion is subject to the following qualifications:

(i)	where under any of the Indenture or the Notes, any person is vested with discretion or may determine a matter according to its opinion, the laws of the Republic of Singapore may require that such discretion is exercised reasonably or that such opinion is based upon reasonable grounds;

(ii)	a court of the Republic of Singapore may stay proceedings if concurrent proceedings are brought elsewhere;

(iii)	any provision in each of the Indenture and the Notes as to severability may not be binding under the laws of the Republic of Singapore and the question of whether or not provisions which are illegal, invalid or unenforceable may be severed from other provisions in order to save such other provisions depends on the nature of the illegality, invalidity or unenforceability in question;

(iv)	a court of the Republic of Singapore may refuse to give effect to clauses in any of the Indenture and the Notes in respect of the costs of litigation brought before a court of the Republic of Singapore or where the court has itself made an order for costs;

(v)	any term of an agreement may be amended orally by all the parties notwithstanding provisions to the contrary in such agreement;

(vi)	this opinion is given on the basis that there has been and will be no amendment to or termination or replacement of the documents, authorisations and approvals referred to in paragraph 2 of this opinion and on the basis of the laws of the Republic of Singapore in force as at the date of this opinion. This opinion is also given on the basis that we undertake no responsibility to notify any addressee of this opinion of any change in the laws of the Republic of Singapore after the date of this opinion;

(vii)	under general principles of the laws of the Republic of Singapore, except as provided in the Contracts (Rights of Third Parties) Act 2001 of Singapore, a person who is not a contracting party to an agreement is not entitled to the benefits of the agreement and may not enforce the agreement;

(viii)	indemnity provisions in the Indenture may not be binding under the laws of the Republic of Singapore to the extent that performance would be determined by the courts of the Republic of Singapore to be illegal under the laws or contrary to public policy of the Republic of Singapore;

(ix)	the enforcement in the Republic of Singapore of the Indenture, of the Notes and of foreign judgments will be subject to the rules of civil procedure of the Republic of Singapore;

(x)	we give no opinion on tax matters and in particular give no opinion on the tax consequences of any transaction contemplated by the Indenture, the Notes or any related document;

(xi)	we express no opinion as to whether a provision that an appointment of an agent (including a process agent) is or shall be irrevocable, is legal, valid, binding or enforceable under the laws of the Republic of Singapore;

(xii)	a certificate, determination, notification or opinion of any party to the Indenture as to any matter provided for in the Indenture or the Notes may be held by the courts of the Republic of Singapore not to be conclusive if it could be shown to have an unreasonable or arbitrary basis or in the event of manifest error;

(xiii)	provisions in the Indenture or (where applicable) the Notes relating to any additional sum imposed by the Indenture or (where applicable) the Notes on the Company where it has defaulted in the performance of any of its obligations may not be enforceable in a court of the Republic of Singapore if any such provisions amount to a penalty under the laws of the Republic of Singapore;

(xiv)	any provision of the Indenture or the Notes which involves an indemnity for the costs of litigation is subject to the discretion of the courts of the Republic of Singapore to decide whether and to what extent a party to the litigation should be awarded the costs incurred by it in connection with the litigation;

(xv)	duties to enter into negotiations and further agreements (including but not limited to those in relation to the Indenture, the Notes and any other documents which are currently contemplated or which have been entered into but which are incomplete) in due course may not be effectively enforceable;

(xvi)	any provision of the Indenture or the Notes providing that certain calculations and/or certifications will be conclusive and binding (a) will not be effective if such calculations and/or certifications are fraudulent, incorrect, unreasonable, arbitrary, or shown not to have been given or made in good faith, and (b) will not necessarily prevent judicial enquiry into the merits of any claim by an aggrieved party;

(xvii)	we express no opinion on the enforceability of the choice of the laws of the State of New York to govern non-contractual obligations under the Indenture;

(xviii)	we express no opinion as to events and conditions which might violate covenants, restrictions or provisions with respect to financial ratios or tests or any contractual provision measured by the financial conditions or results of operations of the Company or any of its subsidiaries; and

(xix)	we express no opinion on the legality or enforceability of the performance by the Company of its obligations of indemnification or contribution set forth in the Indenture.

9.	As the primary purpose of our professional engagement was not to establish or confirm factual matters or financial, accounting or statistical matters and because of the wholly or partially non-legal character of many of the statements contained in the Registration Statement, we express no opinion or belief on and do not assume any responsibility for the accuracy, completeness or fairness of any of the statements contained in the Registration Statement and we make no representation that we have independently verified the accuracy, completeness or fairness of such statements. Without limiting the foregoing, we express no opinion or belief on, and assume no responsibility for, and have not independently verified the accuracy, completeness or fairness of the financial statements and schedules and other financial and statistical data included or incorporated in the Registration Statement, and we have not examined the accounting, financial or statistical records from which such financial statements, schedules and data are derived.

10.	This opinion is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matter in connection with the Indenture or the Notes or otherwise including, but without limitation, any other document signed in connection with the Indenture or the Notes. We consent to the use and filing of this opinion as an exhibit to the Current Report on Form 8-K, dated 21 August 2024, and incorporated by reference into the Registration Statement (including the reference to our name under the caption “Legal Matters”). In giving such consent, we do not hereby admit and shall not be deemed to admit that we are “experts” within the meaning of Section 11 of the United States Securities Act of 1933, as amended or come within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the rules or regulations promulgated thereunder. This opinion is addressed to the Company solely for its own benefit. Save for the filing of this opinion with the SEC as an exhibit to the Current Report on Form 8-K, it is not to be transmitted to, nor is it to be relied upon by, any other person or quoted or referred to in any public document or filed with any governmental agency or other person without our consent in writing. This opinion is not to be relied upon by, nor do we accept any liability to, anyone other than the Company (even though you may have provided a copy to another person in accordance with the terms of this paragraph) without our express written consent.

Yours faithfully

/s/ Allen & Gledhill LLP

Allen & Gledhill LLP

SCHEDULE 1

1.	An executed copy of the indenture dated 6 June 2019 entered into between the Company, acting through its Bermuda branch, and U.S. Bank Trust Company, National Association, as trustee, and as successor in interest to U.S. Bank National Association (the “Base Indenture”), as supplemented by a sixth supplemental indenture dated 21 August 2024 entered into between the Company, acting through its Bermuda branch, and U.S. Bank Trust Company, National Association (the “Sixth Supplemental Indenture”, and together with the Base Indenture, the “Indenture”).

2.	A copy of the prospectus supplement (the “Prospectus Supplement”) dated 19 August 2024 relating to the offering of the Notes, supplementing the base prospectus dated 15 August 2024 (the “Base Prospectus”) contained in the Company’s Registration Statement (No. 333-281573) on Form S-3 filed with the United States Securities and Exchange Commission on 15 August 2024 (the “Registration Statement”) (the Base Prospectus, together with the Prospectus Supplement, the “Prospectus”).

3.	A copy of the Registration Statement, which includes the Base Prospectus.

4.	Copies of the Constitution of the Company, its Certificate Confirming Incorporation of Company, its Certificate of Incorporation of Private Company, its Certificate of Incorporation on Conversion to a Public Company and its Certificate of Incorporation on Change of Name of Company.

5.	Copies of an excerpt of the resolutions adopted by the Board of Directors of the Company on 5 March 2019 and 8 August 2024 (together, the “Board Resolutions”).

6.	A copy of an excerpt of the resolutions adopted by the Audit Committee of the Company on 22 July 2024 (such resolutions, together with the Board Resolutions, the “Resolutions”).